Exhibit 99.1

For Immediate Release

The Jones Group Inc.	Barington Capital Group, L.P.

Investors:	Contact:
John T. McClain, Chief Financial Officer	Jared Landaw, Chief Operating Officer and
The Jones Group	General Counsel
(212) 703-9189	Barington Capital Group, L.P.
(212) 974-5713

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

The Jones Group Nominates James A. Mitarotonda for Election to its Board of Directors

Expands Board from 10 to 11 Directors

NEW YORK– May 6, 2013 – The Jones Group Inc. (“Jones” or the “Company”) (NYSE: JNY) today announced that it has reached an agreement with Barington Capital Group, L.P. (“Barington”) under which James A. Mitarotonda has been nominated to stand for election to the Board of Directors at the Company’s 2013 Annual Meeting of Stockholders. With the addition of Mr. Mitarotonda, the Jones Board of Directors will expand to eleven members, eight of whom are independent, ten of whom are non-management and all of whom are annually elected.

Robert L. Mettler, Chair of the Nominating and Corporate Governance Committee and Presiding Independent Director of the Board of Directors, said: “We value Jim’s expertise in the retail, apparel and footwear industries and welcome his input as we continue to execute on our plan and drive results during this pivotal period of transformation for the Company.  The Jones Group Board of Directors and management team are focused on improving profitability and enhancing shareholder value for the long-term.”

James A. Mitarotonda, Chairman and Chief Executive Officer of Barington Capital Group, stated: “I am pleased to join the Board of The Jones Group, a well-respected company with significant potential for future growth.  I support the recent initiatives the Company has taken and I look forward to working with my fellow directors to build value for all Jones Group stockholders.”

After joining the Board, Mr. Mitarotonda will be serving on the Audit Committee.

As part of the agreement, Barington, which represents a group of investors that owns approximately 2.3% of The Jones Group common stock, has agreed to vote its shares in support of all of the Company’s director nominees at the 2013 Annual Meeting.  Barington has also agreed to certain customary “standstill” provisions.

The Company will file the full text of the agreement on a Form 8-K with the Securities and Exchange Commission today, and will also file and mail to its stockholders its proxy materials in due course.  The annual meeting will be held on June 14, 2013 and stockholders of record at the close of business on March 26, 2013 will be entitled to vote.

About James A. Mitarotonda

James A. Mitarotonda is Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in November 1991 that has significant experience investing in retail, apparel and footwear companies.  He currently serves as a director of A. Schulman, Inc. and The Pep Boys – Manny, Moe & Jack and is a former director of a number of publically traded companies, including Griffon Corporation, Gerber Scientific, Inc., Register.com, Inc. and Ameron International Corporation.  Mr. Mitarotonda received an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business) and a B.A. in economics from Queens College, where he now serves as Chairman of its Business Advisory Board.

About Barington Capital Group, L.P.

Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies.  Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value. Barington has significant experience investing in retail, apparel and footwear companies, with prior investments in The Warnaco Group, Dillard’s, Nautica, Steven Madden, Payless ShoeSource, Stride Rite, Maxwell Shoe and Harry Winston.

About The Jones Group Inc.

The Jones Group Inc. (www.jonesgroupinc.com) is a leading global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags.  The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent.  The Company also markets directly to consumers through branded specialty retail and outlet stores, through concessions at upscale department stores and through its e-commerce sites.

The Company’s internationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Kurt Geiger, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, Brian Atwood (L), Boutique 9, Easy Spirit, Carvela, Gloria Vanderbilt, l.e.i., Bandolino, Enzo Angiolini, Nine & Co., GLO, Joan & David, Miss KG, Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Grane, Erika, Napier, Jessica Simpson (L), Givenchy (L), Judith Jack, Albert Nipon, Pappagallo and Rafe (L).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Company’s 2013 annual meeting.  In connection with the 2013 annual meeting, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders eligible to vote at the 2013 annual meeting a definitive proxy statement. THE COMPANY ADVISES ITS SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FOR THE 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of these documents (once available) at the SEC’s website at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge from the Company by contacting John McClain, The Jones Group Chief Financial Officer, at (212) 703-9189 or JMcClain@jny.com.  Such documents are not currently available.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s security holders in connection with the Company’s 2013 annual meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, its Form 10-K/A dated April 30, 2013 and its definitive proxy statement dated April 13, 2012, each of which has been filed with the SEC. To the extent holdings of the Company’s securities have changed from the amounts included in the Form 10-K/A dated April 30, 2013, such changes have been or will be reflected on Statements of Change in Ownership on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2013 annual meeting.  Additional information regarding such individuals will be included in the definitive proxy statement for the 2013 annual meeting.  These documents (once available) may be obtained free of charge at the SEC’s website at http://www.sec.gov or from the Company by contacting John McClain, The Jones Group Chief Financial Officer, at (212) 703-9189 or JMcClain@jny.com.